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                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-121263

                             APPLICABLE FINAL TERMS

     Set out below is the form of final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) which will be completed for each tranche of bonds offered and sold pursuant to this prospectus supplement and the U.S. Prospectus. The bonds may be issued in one or more series as we may authorize from time to time. Prospective investors should refer to the applicable prospectus supplement/base prospectus and the U.S. Prospectus for a description of the specific terms and conditions of the particular series of bonds.

                    FINAL TERMS NO. 2180 DATED 27 APRIL 2010

                         QUEENSLAND TREASURY CORPORATION

                     ISSUE OF A$8,650,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$20,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2015
CURRENTLY TOTALING A$ 5,388,892,000.00 (A$1,156,849,000.00 INCLUDING BUY BACKS)

                            PART A--CONTRACTUAL TERMS

     Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated November 1, 2002 and the US Prospectus dated November 1, 2002 (together, the "Original Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 11, 2009, which constitutes a base prospectus dated December 15, 2009 for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") and the U.S. Prospectus dated December 10, 2009 (together, the "Prospectus"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer, the guarantor and the offer of the bonds is only available on the basis of the combination of this document, the Original Prospectus and the Prospectus. Copies of the Original Prospectus and the Prospectus are available for viewing free of charge at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. The final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website.

     [Include whichever of the following apply or specify as "Not Applicable" (N/A). Note that the numbering should remain as set out below, even if "Not Applicable" is indicated for individual paragraphs or subparagraphs. Italics denote directions for completing the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).]

     [When adding any other final terms or information at, for example, item 19 of Part A or in relation to disclosure relating to the interests of natural and legal persons involved in the issue/offer in Part B consideration should be given as to whether such terms or information constitute "significant new factors" and consequently trigger the need for a supplement to the Prospectus under Article 16 of the Prospectus Directive.]

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1.     (i)   Issuer:                        Queensland Treasury Corporation

       (ii)  Guarantor:                     The Treasurer on behalf of the
                                            Government of Queensland

       (iii) Commonwealth Guarantee:        Applicable

       (iv)  Guarantee Eligibility
             Certificate Number:            QLDL00015

2.           Benchmark line:                2015
                                            (to be consolidated and form a
                                            single series with QTC 6% Global
                                            A$Bonds due 14
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                                            October 2015, ISIN US748305BE82)

3.           Specific Currency or           AUD ("A$")
             Currencies:

4.     (i)   Issue price:                   100.581%

       (ii)  Dealers' fees and              No fee or commission is payable in
             commissions paid by Issuer:    respect of the issue of the bond(s)
                                            described in these final terms
                                            (which will constitute a "pricing
                                            supplement" for purposes of any
                                            offers or sales in the United States
                                            or to U.S. persons). Instead, QTC
                                            pays fees and commissions in
                                            accordance with the procedure
                                            described in the QTC Fixed Interest
                                            Distribution Group Operational
                                            Guidelines.

5.           Specified Denominations:       A$1,000

6.     (i)   Issue Date:                    30 APRIL 2010

       (ii)  Record Date (date on and       6 April / 6 October. security will
             from which Security is         be ex-interest on and from
             Ex-interest):                  7 April / 7 October.

       (iii) Interest Payment Dates:        14 April / 14 October

7.           Maturity Date:                 14 October 2015

8.           Interest Basis:                6 per cent Fixed Rate

9.           Redemption/Payment Basis:      Redemption at par

10.          Change of Interest Basis or    Not Applicable
             Redemption/Payment Basis:

11.    (i)   Status of the Bonds:           Senior and rank pari passu with
                                            other senior, unsecured debt
                                            obligations of QTC

       (ii)  Status of the Guarantee:       Senior and ranks pari passu with all
                                            its other unsecured obligations

12.          Method of distribution:        Non-syndicated

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.          Fixed Rate Note Provisions
             Applicable

       (i)   Rate(s) of Interest:           6 per cent per annum payable
                                            semi-annually in arrears

       (ii)  Interest Payment Date(s):      14 April and 14 October in each year
                                            up to and including the Maturity
                                            Date

       (iii) Fixed Coupon Amount(s):        A$30 per A$1,000 in nominal amount
             (Applicable to bonds in
             definitive form)

       (iv)  Determination Date(s):         Not Applicable

       (v)   Other terms relating to the    None
             method of calculating
             interest for Fixed Rate
             Bonds:
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PROVISIONS RELATING TO REDEMPTION

14.          Final Redemption Amount:       A$1,000 per bond of A$1,000
                                            Specified Denomination
                                            (NB: If the Final Redemption Amount
                                            is other than 100 per cent. of the
                                            nominal value the bonds will be
                                            derivative securities for the
                                            purposes of the Prospectus Directive
                                            and the requirements of Annex XII to
                                            the Prospectus Directive Regulation
                                            will apply and the Issuer will
                                            prepare and publish a supplement to
                                            the Prospectus)

15.          Early Redemption Amount(s)     Not Applicable
             payable on redemption for
             taxation reasons or on event
             of default and/or the method
             of calculating the same:

GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.          Form of Bonds:                 Permanent Global Note not
                                            exchangeable for Definitive Bonds

17.          Additional Financial           Not Applicable
             Centre(s) or other special
             provisions relating to
             Payment Dates:

18.          Talons for future Coupons or   No
             Receipts to be attached to
             Definitive Bonds (and dates
             on which such Talons
             mature):

19.          Other terms or special         Not Applicable
             conditions:
                                            (When adding any other final terms
                                            consideration should be given as to
                                            whether such terms constitute
                                            "significant new factors" and
                                            consequently trigger the need for a
                                            supplement to the Prospectus under
                                            Article 16 of the Prospectus
                                            Directive)

DISTRIBUTION

20.    (i)   If syndicated, names and       Not Applicable
             addresses of Managers and
             underwriting commitments:

       (ii)  Date of Dealer Agreement:      11 December 2009

       (iii) Stabilizing Manager(s)         Not Applicable
             (if any):

21.          If non-syndicated, name and    The Toronto Dominion Bank
             address of relevant Dealer:    Level 24
                                            9 Castlereagh Street
                                            Sydney NSW 2000

22.          Whether TEFRA D or TEFRA C     TEFRA Not Applicable
             rules applicable or TEFRA
             rules not applicable:

23.          Non exempt Offer               Not Applicable
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                                            (N.B. Consider any local regulatory
                                            requirements necessary to be
                                            fulfilled so as to be able to make a
                                            non-exempt offer in relevant
                                            jurisdictions. No such offer should
                                            be made in any relevant jurisdiction
                                            until those requirements have been
                                            met. Non-exempt offers may only be
                                            made into jurisdictions in which the
                                            base prospectus (and any supplement)
                                            has been notified/passported.)

24.          Additional selling             Not Applicable
             restrictions:
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LISTING APPLICATION

     These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) comprises the details required for issue and admission to trading on the Luxembourg Stock Exchange regulated market and admission to the Official List of the Luxembourg Stock Exchange of bonds described herein pursuant to the A$20,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

     The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:


By:
    ---------------------------------
             Duly authorized

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                            PART B--OTHER INFORMATION

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1.     LISTING AND ADMISSION TO TRADING

       (i)    Listing                       Bourse de Luxembourg.

       (ii)  Admission to trading:          Application has been made by the
                                            Issuer (or on its behalf) for the
                                            bonds to be admitted to trading on
                                            the regulated market of the Bourse
                                            de Luxembourg with effect from the
                                            Issue Date.

                                            (Where documenting a fungible issue
                                            need to indicate that original
                                            securities are already admitted to
                                            trading.)

2.     RATINGS

       Ratings:                             The bonds to be issued have been
                                            rated:
                                            S&P:     AAA
                                            Moody's: Aaa

                                            An obligation rate 'AAA' by S&P has
                                            the highest credit rating assigned
                                            by Standard & Poor's. The obligor's
                                            capacity to meet its financial
                                            commitment on the obligation is
                                            extremely strong.

                                            Obligations rated 'AAA' by Moody's
                                            are judged to be of the highest
                                            quality with minimal credit risk.

                                            A credit rating is not a
                                            recommendation to buy, sell or hold
                                            securities and may be revised or
                                            withdrawn by the rating agency at
                                            any time. Each rating should be
                                            evaluated independently of any other
                                            rating.

                                            (The above disclosure should reflect
                                            the rating allocated to bonds issued
                                            under the bond facility generally
                                            or, where the issue has been
                                            specifically rated, that rating.)

3.     INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealers, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.--Amend as appropriate if there are other interests] [(When adding any other description, consideration should be given as to whether such matters described constitute "significant new factors" and consequently trigger the need for a supplement to the prospectus supplement under Article 16 of the Prospectus Directive.)]

4.     REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

       (i)   Reasons for the Offer:         See "Use of Proceeds" section in the
                                            prospectus supplement--if reasons
                                            for offer different from making
                                            profit and/or hedging certain risks
                                            will need to include those reasons
                                            here.

       (ii)  Estimated net proceeds:        Not Applicable.
                                            (If proceeds are intended for more
                                            than
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                                            one use will need to split out and
                                            present in order of priority. If
                                            proceeds insufficient to fund all
                                            proposed uses state amount and
                                            sources of other funding.)

(iii)  Estimated total expenses:            Not Applicable.
                                            [Expenses are required to be broken
                                            down into each principal intended
                                            "use" and presented in order of
                                            priority of such "uses".]

5.     YIELD

       Indication of yield:                 5.93%
                                            Calculated as 7 basis points less
                                            than the yield on the equivalent A$
                                            Domestic Bond issued by the Issuer
                                            under its Domestic A$ Bond Facility
                                            on the Trade Date.
                                            The yield is calculated at the Trade
                                            Date on the basis of the Issue
                                            Price. It is not an indication of
                                            future yield.

6.     OPERATIONAL INFORMATION

(i)    ISIN Code:                           US748305BE82

(ii)   Common Code:                         017598066

(iii)  CUSIP Code:                          748305BE8

(iv)   Any clearing system(s) other than    Not Applicable
       Depositary Trust Company,
       Euroclear Bank S.A./N.V. and
       Clearstream Banking, societe
       anonyme and the relevant
       identification number(s):

(v)    Delivery:                            Delivery free of payment

(vi)   Names and addresses of additional    [ ]
       Paying Agent(s) (if any):

7.     TERMS AND CONDITIONS OF THE OFFER

(i)    Offer Price;                         Not applicable

(ii)   [Conditions to which the offer is    Not applicable
       subject;]

(iii)  [Description of the application      Not applicable
       process;]

(iv)   [Details of the minimum and/or       Not applicable
       maximum amount of application;]

(v)    [Description of possibility to       Not applicable
       reduce subscriptions and manner
       for refunding excess amount paid
       by applicants;]

(vi)   [Details of the method and time      Not applicable
       limits for paying up and
       delivering the bonds;]

(vii)  [Manner in and date on which         Not applicable
       results of the offer are to be
       made public;]
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(viii) [Procedure for exercise of any       Not applicable
       right of pre-emption,
       negotiability of subscription
       rights and treatment of
       subscription rights not
       exercised;]

(ix)   [Categories of potential investors   Not applicable
       to which the bonds are offered and
       whether tranche(s) have been
       reserved for certain countries;]

(x)    [Process for notification to         Not applicable
       applicants of the amount allotted
       and the indication whether dealing
       may begin before notification is
       made;]

(xi)   [Amount of any expenses and taxes    Not applicable
       specifically charged to the
       subscriber or Purchaser;]

(xii)  [Name(s) and address(es), to the     None
       extent know to the Issuer, of
       the placers in the various
       countries where the offer takes
       place.]
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